Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Bioject Medical Technologies Inc. (the “Company”) of our report dated March 31, 2011, relating to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the U.S. Securities and Exchange Commission.

/s/ Moss Adams LLP

Portland, Oregon

May 19, 2011